EXHIBIT 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter and Full Year Financial Results

MOCKSVILLE, NORTH CAROLINA, February 11, 2010 - Bank of the Carolinas Corporation (Nasdaq: BCAR) reported today financial results for the three-month period and year ended December 31, 2009.

For the three-month period ended December 31, 2009, the Company incurred a net loss of $1,778,000, as compared to a net loss of $640,000 in the fourth quarter of 2008. The net loss available to common shareholders for the three months ended December 31, 2009 was $2,004,000, or $.51 per common share, compared to a net loss per share of $.16 in the final quarter of 2008.

For the year ended December 31, 2009, the Company reported a net loss of $3,130,000 compared to a net loss of $3,624,000 for 2008. The net loss available to common shareholders for 2009 was $3,767,000, or $.97 per common share, compared to a net loss of $.92 for 2008.

The economic downturn, which began in late 2007, continues to adversely affect the Company’s operating results manifested by much higher than normal loan loss provisions and costs associated with foreclosed real estate for the second consecutive year. These costs were partially mitigated in the 2009 calendar year by improved interest margins, driven by lower funding costs, and gains from sales of securities.

Net interest income, the Company’s principal source of revenue, totaled $4.4 million in the fourth quarter of 2009, a 33.1% increase from the comparable 2008 quarter. For the year of 2009 net interest income was $14.7 million, a 15.6% increase over 2008. These positive results were due to increased interest margins principally brought about by reduced cost of interest-bearing deposits.

As of December 31, 2009, the Company’s nonperforming assets totaled $17.4 million and consisted of $9.2 million in nonperforming loans and $8.2 million in foreclosed properties and other real estate owned. Nonperforming assets amounted to 2.86% of total assets at that date. The year-end 2009 level compares to nonperforming assets totaling $15.5, or 2.33% of total assets as of September 30, 2009 and $12.3 million, or 2.20% of total assets at December 31, 2008.

The provision for loan losses totaled $3,081,000 for the quarter ended December 31, 2009, an increase of 50.6% from the provision of $2,046,000 for the fourth quarter of 2008. For the year ended December 31, 2009, the loan loss provision totaled $5,547,000, a decline of 11.8% from the $6,291,000 provision recorded in 2008. The allowance for loan losses was 2.09% of total loans as of December 31, 2009, and net charge-offs for the current year represented .92% of average loans outstanding. While we and the banking industry as a whole continue to face credit challenges, as always, we remain committed to helping our customers weather the current economic storm to the best of our ability while being aggressive in identifying troubled assets in our portfolio.

Noninterest expenses totaled $4.7 million for the fourth quarter of 2009, an increase of 9.1% from the comparable quarter of 2008. For the year ended December 31, 2009, noninterest expenses totaled $17.5 million, an increase of 15.8% from 2008. The most significant drivers in the cost increase for 2009 were substantially higher costs related to FDIC insurance due to the increased assessment rate levied on all banks, significantly higher costs related to ownership and disposal of other real estate, and substantial increases in expenses for data processing and professional services. Offsetting a portion of the above described increases in 2009 noninterest expenses was the absence of any goodwill impairment charge, which amounted to $591,000 in 2008. Noninterest income, exclusive of securities gains, remained relatively flat for the fourth quarter and full year of 2009 compared to 2008.

Total assets at December 31, 2009 amounted to $610.4 million, an increase of 8.6% when compared to the $562.0 million as of December 31, 2008. Loans totaled $391.3 million at December 31, 2009, a decline of 3.5% from a year earlier while deposits grew 11.1% over the prior year to $493.9 million.

The Company continues to be well-capitalized with a Tier 1 Leverage Ratio of 7.27%, a Tier 1 capital to risk-weighted assets ratio of 9.86% and a Total Capital to risk-weighted assets ratio of 11.67% as of December 31, 2009.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

For further information contact:

Michael D. Larrowe

Chief Financial Officer

Bank of the Carolinas

(336) 998-1799 x 171

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

This press release may contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and our actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of forward-looking statements include, but are not limited to, (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future adverse conditions in the credit and equity markets and the banking industry in general; (b) changes in competitive pressures among depository and other financial institutions or in our ability to compete successfully against the larger financial institutions in our banking markets; (c) the financial success or changing strategies of our customers; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the volumes and values of loans we make and securities we hold; (f) changes in

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general economic or business conditions and real estate values in our banking markets (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (g) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and we do not intend, to update these forward-looking statements.

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Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In thousands except share data)

(Unaudited)

	December 31,
	2009	2008
Assets:
Cash and due from banks, noninterest-bearing	$3,524	$8,271

Temporary investments	33,835	2,220
Investment securities	140,004	113,139
Loans	391,265	405,402
Less, allowance for loan losses	(8,167)	(6,308)

Total loans, net	383,098	399,094
Premises and equipment, net	14,010	15,324
Other real estate owned	8,233	5,622
Bank owned life insurance	10,010	9,645
Accrued interest receivable	2,397	3,039
Other assets	15,276	5,653

Total Assets	$610,387	$562,007

Liabilities:

Noninterest bearing demand deposits	$36,418	$27,507

Interest bearing demand deposits	34,614	28,172
Savings deposits	11,042	21,903
Money Market deposits	224,499	210,379
Time deposits	187,344	156,579

Total deposits	493,917	444,540
Securities sold under repurchase agreements	46,682	46,557

Federal home loan bank advances	15,000	25,000
Subordinated debt	7,855	7,855
Other liabilities	1,941	1,464

Total Liabilities	565,395	525,416

Shareholders’ Equity:

Preferred stock, no par value	13,179	—

Discount on preferred stock	(1,245)	—
Common stock, $5 par value per share	19,486	19,456
Additional paid-In capital	12,978	11,625
Retained earnings	300	4,067
Accumulated other comprehensive income	294	1,443

Total Shareholders’ Equity	44,992	36,591

Total Liabilities and Shareholders’ Equity	$610,387	$562,007

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	—
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,897,174	3,891,174

Book value per common share	$8.16	$9.40

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In thousands except share and per share data)

(Unaudited)

	Three months ended December 31		Year ended December 31
	2009	2008	2009	2008
Interest income
Interest and fees on loans	$5,781	$6,314	$23,685	$26,276
Interest on securities	1,321	1,453	5,860	4,091
Other interest income	20	27	76	208

Total interest income	7,122	7,794	29,621	30,575

Interest expense

Interest on deposits	2,025	3,661	11,868	15,619
Interest on borrowed funds	723	847	3,087	2,265

Total interest expense	2,748	4,508	14,955	17,884

Net interest income	4,374	3,286	14,666	12,691

Provision for loan losses	3,081	2,046	5,547	6,291

Net interest income after provision for loan losses	1,293	1,240	9,119	6,400

Noninterest income

Customer service charges and fees	316	308	1,335	1,413
Increase in cash value of life insurance	93	89	365	362
Gains on securities, net	189	615	1,530	615
Other income	36	8	67	70

Total noninterest income	634	1,020	3,297	2,460

Noninterest expense

Salaries and benefits	2,081	1,725	7,040	7,054
Occupancy and equipment	574	539	2,221	2,021
FDIC insurance expense	573	87	1,505	327
Valuation provisions and net operating costs associated with foreclosed real estate	140	902	1,899	1,117
Goodwill impairment charge	—	—	—	591
Data processing expense	257	200	1,042	843
Other noninterest expenses	1,072	853	3,807	3,165

Total noninterest expenses	4,697	4,306	17,514	15,118

Income (loss) before income taxes	(2,770)	(2,046)	(5,098)	(6,258)

Provision for income taxes	(992)	(1,406)	(1,968)	(2,634)

Net income (loss)	$(1,778)	$(640)	$(3,130)	$(3,624)

Dividends and accretion on preferred stock	(226)	—	(637)	—

Net income (loss) available to common shareholders	$(2,004)	$(640)	$(3,767)	$(3,624)

Earnings (loss) per common share:
Basic	$(0.51)	$(0.16)	$(0.97)	$(0.92)
Diluted	$(0.51)	$(0.16)	$(0.97)	$(0.92)
Weighted Average Common Shares Outstanding:
Basic	3,897,174	3,891,174	3,894,314	3,928,911
Diluted	3,897,174	3,891,174	3,894,314	3,928,911

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share data)

	As of or for the three months ended December 31				As of or for the year ended December 31
	2009	2008	Change*		2009	2008	Change*
Average balance sheet data
Average Loans	$391,574	$407,178	(3.83)%		$401,511	$405,951	(1.09)%
Average earning assets	592,150	523,731	13.06		573,018	496,308	15.46
Average total assets	641,095	564,883	13.49		624,508	534,233	16.90
Average common shareholders’ equity	$34,669	$36,901	(6.05)%		$35,625	$37,806	(5.77)%

Financial ratios
Return on average assets **	(1.10)%	(0.45)%	(65)	bps	(0.50)%	(0.68)%	18	bps
Return on average common shareholders’ equity **	(22.93)	(6.90)	(1,603)		(10.57)	(9.59)	(98)
Net interest margin **	2.93%	2.50%	43	bps	2.56%	2.56%	-	bps

Asset quality indicators
Net loan charge-offs	$1,111	$(44)	n/m	%	3,688	4,228	(12.77)%
Total nonperforming loans	9,224	6,717	37.32		9,224	6,717	37.32
Total nonperforming assets	$17,457	$12,339	41.48%		17,457	12,339	41.48%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.13%	(0.04)%	117	bps	0.92%	1.04%	(12)	bps
Nonperforming loans to total loans	2.36	1.66	70		2.36	1.66	70
Nonperforming assets to total assets	2.86	2.20	66		2.86	2.20	66
Allowance for loan losses to total loans	2.09%	1.56%	53	bps	2.09%	1.56%	53	bps

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.51)	$(0.16)	(218.75)%		$(0.97)	$(0.92)	(5.43)%
Diluted earnings (loss) per common share	(0.51)	(0.16)	(218.75)		$(0.97)	$(0.92)	(5.43)
Book value per common share	$8.16	$9.40	(13.19)%		$8.16	$9.40	(13.19)%

*	bps denotes basis points.
**	ratio annualized.